Exhibit 10.3

AMENDMENT NO. 1 TO THE EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Executive Employment Agreement dated January 31, 2012 (the “Employment Agreement”) by and between Dendreon Corporation, a corporation organized under the laws of the State of Delaware, and having a place of business at 1301 2nd Avenue, Seattle, Washington 98101 (the “Company”), and John Johnson (the “Executive”) is effective as of September 20, 2010.

WITNESSETH:

WHEREAS, the Company and the Executive are parties to the Employment Agreement; and

WHEREAS, the Company and the Executive wish to amend the terms of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Amendments

1.1	Section 1.2 of the Employment Agreement shall be amended and restated in its entirety to state:

“1.2 Restricted Shares; Stock Options. The Company shall grant to the Executive on January 30, 2012 the following long-term incentive awards:

(a)	Time-Based Restricted Shares. A restricted stock award of 335,215 shares of the Company’s common stock. Such award shall vest as to one-third of the shares underlying the award on December 31, 2012; one-third on December 31, 2013 and the remaining one-third on December 31, 2014, provided that the Executive is employed by the Company or its affiliate on the applicable vesting date. In the event that the Executive’s employment is terminated for Cause or is voluntarily terminated by the Executive other than for Good Reason, any such shares that are unvested at the time of such termination of employment shall be forfeited to the Company (in exchange for no consideration).

(b)

Time-Based Stock Options. A stock option to purchase 500,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on January 30, 2012, a ten year term, and such other terms and conditions applicable to stock options granted by the Company to its senior management. Such award shall vest as to one-third of the shares underlying the award on December 31, 2012; one-third on December 31, 2013; and one-third on December 31, 2014, provided that the Executive is employed by the Company or its affiliate on the applicable vesting date. In the event that the Executive’s employment is terminated for Cause or is voluntarily terminated by the Executive other than for Good Reason, the portion of such option that is unvested at the time of such termination of employment shall be forfeited to the Company (in exchange for no consideration).

(c)	Performance-Based Stock Options. A stock option to purchase 167,608 shares of the Company’s common stock, with an exercise price equal to the closing price of the Company’s common stock on January 30, 2012, a ten year term, and such other terms and conditions applicable to stock options granted by the Company to its senior management. Such award shall vest and become exercisable upon the satisfaction of the performance conditions (based upon a performance period of no greater than 3 years) to be determined by the Compensation Committee.”

2.	Miscellaneous

2.1	Except to the extent specifically otherwise provided for in this Amendment, the terms of the Employment Agreement shall remain unchanged and intact.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the effective date.

DENDREON CORPORATION

By:	/s/ Christine Mikail	/s/ John Johnson
	Christine Mikail	John Johnson
Title:	EVP, Corporate Development,
General Counsel and Secretary
Date: September 20, 2012
Date: September 20, 2012

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